Exhibit 99.1

NEWS RELEASE

GP Strategies Reports First Quarter 2019 Financial Results

Columbia, MD. May 10, 2019. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended March 31, 2019.
Overview:

•	Record revenue of $139.5 million for first quarter of 2019 compared to $125.0 million for first quarter of 2018

•	Gross profit of $21.3 million, or 15.3% of revenue, for first quarter of 2019 compared to $17.7 million, or 14.1% of revenue, for first quarter of 2018

•
Diluted earnings per share of $0.02 for first quarter of 2019 compared to $0.16 per share for first quarter of 2018 (includes special items which had the net effect of reducing earnings by $0.14 per share for the first quarter of 2019)

•	Backlog of $334.7 million as of March 31, 2019, a 21% increase compared to $276.5 million as of March 31, 2018

“The Company's first quarter 2019 results reinforce our positive outlook for the future,” stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. "We achieved both significant revenue and gross profit improvements. Combined with a record backlog, the first quarter operating results showed progress in achieving the Company's long term objectives.”

"After entering 2019 with long term renewals with our two largest customers, representing 27% of our 2018 revenue, we see our new sales structure gaining momentum for future revenues. Our backlog is up 21% from the prior year to an all-time high of $334.7 million. In addition, we are pleased with our progress with the TTi acquisition and expect TTi to contribute to EBITDA in the second quarter of 2019,” commented Adam H. Stedham, President of GP Strategies. “While the Company's first quarter results were affected by the integration of the TTi acquisition, continued Oracle post-implementation costs and additional severance expense, I believe that the Company is building on the foundation discussed on the fourth quarter earnings call. As we see our operating costs stabilizing in the near future, we see the potential to increase both our gross profit and EBITDA on both an absolute and percentage basis. We believe the Company is on the right path."

The Company's revenue increased to $139.5 million for the first quarter of 2019 from $125.0 million in the first quarter of 2018. Revenue in the Workforce Excellence segment increased $3.0 million, or 4%, and, largely due to the TTi Global acquisition completed in December 2018, revenue in the Business Transformation Services segment increased $11.4 million, or 24%. Foreign currency exchange rate changes resulted in a $2.9 million decrease in U.S. dollar reported revenue during the first quarter of 2019.

Operating income decreased $3.1 million to $2.1 million for the first quarter of 2019 from $5.2 million for the first quarter of 2018. The decrease in operating income is primarily due to a $2.5 million decrease in the gain on change in fair value of contingent consideration, a $0.7 million increase in restructuring charges, a $2.3 million increase in general and administrative expenses ($1.4 million of which relates to the new TTi acquisition), and a $1.3 million increase in sales and marketing expenses, partially offset by a $3.6 million increase in gross profit.

Interest expense increased to $1.6 million for the first quarter of 2019 compared to $0.7 million for the first quarter of 2018 due to both an increase in interest rates and borrowings under the Company's credit agreement. Other expense decreased $0.2 million during the first quarter of 2019 primarily due to an increase in income from a joint venture which offset foreign currency losses during the quarter.
Income tax expense was $0.1 million, or a 30.6% effective tax rate, for the first quarter of 2019 compared to $1.7 million, or a 39.7% effective tax rate, for the first quarter of 2018.

Net income was $0.3 million, or $0.02 per share, for the first quarter of 2019 compared to $2.6 million, or $0.16 per share, for the first quarter of 2018. The following special items had the net effect of reducing diluted earnings per share by $0.14 during the first quarter of 2019: $1.1 million of restructuring charges relating to integration of the TTi Global acquisition, $1.0 million of additional severance expense, $0.7 million of ERP implementation costs, $0.3 million of foreign currency transaction losses and $0.2 million of legal acquisition costs, offset by a $0.1 million gain on change in fair value of contingent consideration, net.

Balance Sheet and Cash Flow Highlights
As of March 31, 2019, the Company had cash of $8.4 million compared to $13.4 million as of December 31, 2018. The Company had $116.6 million of long-term debt outstanding as of March 31, 2019 under its $200 million revolving credit facility.

Cash used in operating activities was $2.6 million for the three months ended March 31, 2019 compared to cash provided by operating activities of $9.4 million for the same period in 2018. The decrease in cash flow from operations is primarily due to lower net income and a decrease in working capital compared to the prior year. During the three months ended March 31, 2019, the Company did not repurchase shares and in the first quarter of 2018, it repurchased 312,000 shares of its common stock in the open market for a total cost of approximately $7.3 million. As of March 31, 2019, there was approximately $3.8 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call and webcast for 10:00 a.m. Eastern Time on May 10, 2019. Prepared remarks regarding the company’s financial and operational results will be followed by a question and answer period with GP Strategies’ executive management team.
The conference call may be accessed via webcast at:
https://services.choruscall.com/links/gpx190509.html or by calling +1 (833) 535-2204 within the US, or +(412) 902-6747 internationally, and requesting the “GP Strategies Conference.” The presentation slides broadcast via the webcast will also be available on the Investors section of GP

Strategies’ website the morning of the call. Participants must be logged in via telephone to submit a question to management during the call. Participants may optionally pre-register for the webcast at http://dpregister.com/10131468.

The webcast will be archived on the Investors section of GP Strategies’ website and will remain available for 90 days. Alternatively, a telephonic replay of the conference call will be available for one week and may be accessed by dialing +1 (877) 344-7529 in the US, or +1 (412) 317-0088 internationally, and requesting conference number 10131468.
Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted Earnings per Diluted Share (Adjusted EPS), backlog, and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Adjusted EPS to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended
	March 31,

	2019	2018

Revenue	$139,473	$125,032
Cost of revenue	118,195	107,353
Gross profit	21,278	17,679
General and administrative expenses	16,127	13,859
Sales and marketing expenses	1,989	725
Restructuring charges	1,119	435
Gain on change in fair value of contingent consideration, net	50	2,552
Operating income	2,093	5,212
Interest expense	1,598	686
Other expense	14	164
Income before income tax expense	481	4,362
Income tax expense	147	1,730
Net income	$334	$2,632

Basic weighted average shares outstanding	16,672	16,619
Diluted weighted average shares outstanding	16,703	16,713
Per common share data:
Basic earnings per share	$0.02	$0.16
Diluted earnings per share	$0.02	$0.16

Other data:
Adjusted EBITDA(1)	$8,771	$8,142
Adjusted EPS (1)	$0.16	$0.16

(1)
The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2019	2018
Revenue by segment (2):
Workforce Excellence	$79,450	$76,446
Business Transformation Services	60,023	48,586
Total revenue	$139,473	$125,032

Gross profit by segment (2):
Workforce Excellence	$13,409	$11,355
Business Transformation Services	7,869	6,324
Total gross profit	$21,278	$17,679

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$(2,605)	$9,406
Capital expenditures	(542)	(370)
Free cash flow	$(3,147)	$9,036

(2)
As of March 31, 2019, we operated through two reportable business segments: (i) Workforce Excellence and (ii) Business Transformation Services. Effective July 1, 2018, we transferred the management responsibility of certain business units between the two operating segments primarily to consolidate our non-technical content design and development businesses into one global digital learning strategies and solutions service line. We have reclassified the segment financial information herein for the prior year periods to reflect the changes in our segments and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (3)
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2019	2018
Net income	$334	$2,632
Interest expense	1,598	686
Income tax expense	147	1,730
Depreciation and amortization	2,341	1,842
EBITDA	4,420	6,890
Adjustments:
Non-cash stock compensation expense	1,089	1,409
Restructuring charges	1,119	435
Severance expense	1,011	—
Gain on change in fair value of contingent consideration, net	(50)	(2,552)
ERP implementation costs	684	1,404
Foreign currency transaction losses	345	257
Legal acquisition costs	153	299
Adjusted EBITDA	$8,771	$8,142

(3)
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, non-cash stock compensation expense, gain or loss on the change in fair value of contingent consideration and other unusual or infrequently occurring items. For the periods presented, these other items are restructuring charges, severance expense, ERP implementation costs, foreign currency transaction losses and legal acquisition costs. We added legal acquisition costs as an adjustment in the Adjusted EBITDA calculation during the third quarter of 2018 as these costs became significant based on increased acquisition activity during 2018 and we believe it will assist investors in better understanding our results as these acquisition-related expenses are likely to vary significantly from period-to-period based on the size, number and complexity and timing of our acquisitions. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (4)
(Unaudited)

	Quarter ended
	March 31,

	2019	2018
Diluted earnings per share	$0.02	$0.16
Restructuring charges	0.05	0.02
Severance expense	0.04	—
Gain loss on change in fair value of contingent consideration, net	—	(0.09)
ERP implementation costs	0.03	0.05
Foreign currency transaction losses	0.01	0.01
Legal acquisition costs	0.01	0.01
Adjusted EPS	$0.16	$0.16

(4)
Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain or loss on the change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$8,427	$13,417
Accounts and other receivables	101,170	107,673
Unbilled revenue	83,350	80,764
Prepaid expenses and other current assets	25,454	19,048
Total current assets	218,401	220,902
Property, plant and equipment, net	5,831	5,859
Operating lease right-of-use assets	29,273	—
Goodwill and other intangible assets, net	197,176	197,057
Other assets	10,784	10,920
Total assets	$461,465	$434,738

Current liabilities:
Accounts payable and accrued expenses	92,156	93,254
Deferred revenue	18,100	23,704
Current portion of operating lease liabilities	9,402	—
Total current liabilities	119,658	116,958
Long-term debt	116,607	116,500
Long-term portion of operating lease liabilities	23,653	—
Other noncurrent liabilities	11,833	14,711
Total liabilities	271,751	248,169
Total stockholders’ equity	189,714	186,569
Total liabilities and stockholders’ equity	$461,465	$434,738

© 2019 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925